Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2016 FINANCIAL RESULTS

ROANOKE, VA, June 7, 2016 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2016.

Second Quarter 2016 Financial Results

Consolidated net sales for the second quarter of fiscal year 2016 were $16.3 million, down 12.5%, compared to net sales of $18.7 million for the second quarter of fiscal year 2015. Sequentially, net sales increased 16.3% in the second quarter of fiscal 2016, compared to net sales of $14.0 million for the first quarter of fiscal 2016.

Net sales for the second quarter of fiscal year 2016 were negatively impacted by a decrease in demand in certain industry market segments, including oil & gas and mining specialty markets, as well as the wireless carrier market, when compared to the same period last year. The strong U.S. dollar also impacted sales outside of the U.S. during the second quarter of fiscal year 2016.

Gross profit was $4.6 million in the second quarter of fiscal year 2016, compared to $5.7 million in the second quarter of fiscal year 2015. Sequentially, gross profit increased 29.9% in the second quarter, compared to the first quarter of fiscal year 2016.

Gross profit margin, or gross profit as a percentage of net sales, was 27.9% in the second quarter of fiscal year 2016, compared to 30.4% in the second quarter of fiscal year 2015, and compared to 24.9% in the first quarter of fiscal year 2016.

Optical Cable Corp. – Second Quarter 2016 Earnings Release

Page of 2 of 6

SG&A expenses decreased 17.3% to $5.4 million for the second quarter of fiscal year 2016 from $6.5 million for the second quarter of fiscal year 2015. The decrease in SG&A expenses during the second quarter of fiscal 2016 compared to the same period last year was the result of targeted cost reduction efforts across all expense categories.

OCC recorded a net loss attributable to the Company of $983,000, or $0.15 per basic and diluted share, for the second quarter of fiscal year 2016, compared to a net loss attributable to the Company of $490,000, or $0.08 per basic and diluted share, for the second quarter of fiscal year 2015. Bottom line results were negatively impacted by an increase of $421,000 in income tax expense in the second quarter of fiscal year 2016, compared to the second quarter of fiscal year 2015.

Fiscal Year-to-Date 2016 Financial Results

Consolidated net sales for the first half of fiscal year 2016 were $30.4 million, a decrease of 15.7% compared to net sales of $36.0 million for the same period in fiscal year 2015. The Company experienced a decrease in net sales in both its enterprise and specialty markets in the first half of fiscal year 2016, compared to the same period last year.

Gross profit was $8.1 million in the first half of fiscal year 2016, compared to $11.1 million in the first half of fiscal 2015. Gross profit margin was 26.5% in the first half of fiscal year 2016, compared to 30.7% in the first half of fiscal year 2015. Gross profit margin for the first half of fiscal 2016 was impacted primarily by lower sales volumes overall and by the sale of certain lower margin products.

OCC recorded a net loss attributable to the Company of $2.7 million, or $0.43 per basic and diluted share, for the first half of fiscal year 2016, compared to a net loss of $718,000, or $0.12 per basic and diluted share, for the same period last year. Results for the first half of fiscal year 2016 were impacted by an increase of $690,000 in income tax expense, compared to the first half of fiscal year 2015.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During the second quarter, we achieved improved net sales, gross profit and gross profit margins compared to our first quarter of the fiscal year, while controlling SG&A costs. Throughout the first half of 2016, we experienced increased weakness and pricing pressures in certain of our markets consistent with ongoing macroeconomic and market conditions. Our results in the second quarter demonstrate our improved sales efforts, as well as our targeted cost reduction efforts, despite these headwinds. Looking ahead, we intend to build on our positive momentum in the second half of the year by continuing to successfully execute on our strategies to drive growth and enhance shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 7, 2016, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840. For interested individuals unable to join the call, a replay will be available through June 21, 2016, by dialing (800) 585-8367 or (404) 537-3406, pass code 24593201. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – Second Quarter 2016 Earnings Release

Page of 3 of 6

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2016 Earnings Release

Page of 4 of 6

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2016	2015	2016	2015

Net sales	$16,340	$18,676	$30,388	$36,035
Cost of goods sold	11,789	13,007	22,334	24,980

Gross profit	4,551	5,669	8,054	11,055

SG&A expenses	5,352	6,474	10,439	12,195
Royalty expense, net	51	34	67	90
Amortization of intangible assets	4	3	7	5

Loss from operations	(856)	(842)	(2,459)	(1,235)

Interest expense, net	(136)	(103)	(293)	(205)
Other, net	(1)	6	16	4
Other expense, net	(137)	(97)	(277)	(201)

Loss before income taxes	(993)	(939)	(2,736)	(1,436)

Income tax expense (benefit)	(10)	(431)	14	(676)

Net loss	$(983)	$(508)	$(2,750)	$(760)

Net loss attributable to noncontrolling interest	—	(18)	(22)	(42)

Net loss attributable to OCC	$(983)	$(490)	$(2,728)	$(718)

Net loss attributable to OCC per share: Basic and diluted	$(0.15)	$(0.08)	$(0.43)	$(0.12)

Weighted average shares outstanding:
Basic and diluted	6,357	6,167	6,347	6,212

Cash dividends declared per common share	$—	$0.02	$—	$0.04

--MORE--

Optical Cable Corp. – Second Quarter 2016 Earnings Release

Page of 5 of 6

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2016	October 31, 2015
Cash	$661	$1,083
Trade accounts receivable, net	8,867	9,189
Inventories	16,542	17,816
Other current assets	904	1,059
Total current assets	26,974	29,147
Non-current assets	15,221	15,882
Total assets	$42,195	$45,029

Current liabilities	$6,188	$5,643
Non-current liabilities	12,420	13,497
Total liabilities	18,608	19,140
Total shareholders’ equity attributable to OCC	23,587	26,631
Noncontrolling interest	—	(742)
Total shareholders’ equity	23,587	25,889
Total liabilities and shareholders’ equity	$42,195	$45,029

###